Exhibit 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned constitutes and appoints Shmuel Rubin and Albert Miranda, and each of them, his true and lawful attorneys’-in-fact and agents, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K for the fiscal year ended June 30, 2021, and any and all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed on this _10th_ day of September 2021 by the following persons.

/s/ Louis Leeburg	/s/ Shmuel Rubin
Louis Leeburg	Shmuel Rubin
Director (Chairman of the Board)	President & Chief Executive Officer

/s/ Sohail Khan	/s/ Craig Dunham
Sohail Khan	Craig Dunham
Director	Director

/s/ M. Scott Faris	/s/ Darcie Peck
M. Scott Faris	Darcie Peck
Director	Director

/s/ S. Eric Creviston	/s/ Joseph Menaker
S. Eric Creviston	Joseph Menaker
Director	Director